EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM
                               CONTINUING OPERATIONS TO FIXED CHARGES
                                     (Unaudited)

                       Eli Lilly and Company and Subsidiaries
                                (Dollars in Millions)

                           Nine Months
                             Ended
                          September 30,           Years Ended December 31
                          ------------            -----------------------

                        1995      1994     1993     1992       1991     1990
                        ----      ----     ----     ----       ----     ----
Consolidated
  Pretax Income from
  Continuing
  Operations          $1,401.8  $1,698.6  $662.8  $1,193.5  $1,626.3  $1,418.1
  before Accounting
  Changes

Interest from
  Continuing             243.6     129.2    96.1     108.4      87.1     94.7
  Operations

Less Interest
  Capitalized
  during
  the Period from
  Continuing            (29.4)     (25.4)   (25.5)    (35.2)    (48.1)    (27.3)
  Operations             -----      -----   ------    -----      -----    -----

Earnings              $1,61.0    $1,802.4  $733.4  $1,266.7  $1,665.3  $1,485.5
                       ======    ========  ======  ========  ========  ========

Fixed Charges:

Interest Expense       $243.6      $129.2  $ 96.1  $ 108.4   $  87.1    $  94.7
  from                 ======      ======  ======  =======   =======   ========
  Continuing
  Operations

Ratio of Earnings
  to
  Fixed Charges           6.6        14.0     7.6     11.7      19.1       15.7
                         ====        ====     ===     ====      ====       ====


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